Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (“Agreement”) entered into this 26th day of June, 2009 by and between American Railcar Industries, Inc., a Delaware corporation (“Parent”), and American Railcar Industries, Inc., a North Dakota corporation (“Subsidiary” and, together with Parent, “Constituent Corporations”).
RECITALS:
WHEREAS, the authorized capital stock of Parent consists of: (i) 50,000,000 shares of Common Stock, $.01 par value per share (“Parent Common Stock”), 21,302,296 shares of which are issued and outstanding as of the date hereof; (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share, no shares of which are issued and outstanding as of the date hereof.
WHEREAS, the authorized capital stock of Subsidiary consists of 10,000 shares of Common Stock, $.01 par value per share (“Subsidiary Common Stock”), 100 shares of which are issued and outstanding and held by Parent as of the date hereof.
WHEREAS, the parties deem it advisable and in the best interests of the Constituent Corporations and their stockholders that Parent be merged with and into Subsidiary (the “Merger”) in accordance with the provisions of the North Dakota Business Corporation Act (“NDBCA”) and the Delaware General Corporation Law (“DGCL”) and desire to state herein the mode of carrying the same into effect and certain other details and provisions of the Merger;
NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties agree as follows:
1. Constituent Corporations and Merger. On the Effective Time, as defined in Section 3 below, Parent shall be merged into Subsidiary and Subsidiary shall be the surviving corporation (the “Surviving Corporation”).
2. Surviving Corporation.
(a) The name by which the Surviving Corporation shall be known is: American Railcar Industries, Inc.
Upon the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as set forth on Exhibit A attached hereto (the “New Articles”), which New Articles: (i) shall supersede the original Articles of Incorporation of the Subsidiary, and any amendments thereto, in all respects; (ii) have been adopted pursuant to Section 10-19.1-21 of the NDBCA; and (iii) among other things (X) increase the authorized capital stock of the Subsidiary to consist of 50,000,000 shares of Subsidiary Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value per share, and (Y) provide that the Surviving Corporation shall be subject to the North Dakota Publicly Traded Corporations Act.
(b) Upon the Effective Time, the Bylaws of the Surviving Corporation shall be in the form previously approved by the board of directors of each of the Constituent Corporations, which were included in the definitive proxy statement of Parent filed with the Securities and Exchange Commission on April 30, 2009 (the “New Bylaws”).

(c) Upon the Effective Time, the officers and directors of the Surviving Corporation shall be those of the Parent immediately prior to the Effective Time.
3. Effective Time. The Merger shall become effective, assuming the prior filing of (i) a Certificate of Ownership and Merger and/or an executed counterpart of this Agreement with the Office of the Secretary of State of the State of Delaware and (ii) Articles of Merger and/or an executed counterpart of this Agreement with the Office of the Secretary of State of the State of North Dakota, respectively, on June 30, 2009 (the “Effective Time”) (any such Certificate of Ownership and Merger, Articles of Merger and/or executed counterparts of this Agreement, collectively, the “Merger Documents”).
4. Effect of Merger. From and after the Effective Time, the effect of the Merger shall be as provided in Sections 253 and 259 of the DGCL and Sections 10-19.1-100 and 10-19.1-102 of the NDBCA, including the following: (i) the separate corporate existence of Parent shall cease and all of its assets, property, rights and powers as well as all debts due it and all choses in action belonging to it shall be transferred to and vested in the Subsidiary as the Surviving Corporation without further act or deed; (ii) the Subsidiary as the Surviving Corporation shall continue in existence and retain all of its assets, property, leasehold interests, rights and powers as well as all debts due to it and all choses in action belonging to it without impairment; and further, the title to any real estate, or any interest therein, under the laws of the State of Delaware vested in the Subsidiary Corporation shall not revert or be in any way impaired by reason of the Merger; and further, the rights of creditors of Parent, lessors of property leased by Parent and parties contracting with Parent shall not in any manner be impaired by the Merger, and Subsidiary as the Surviving Corporation shall remain liable for all of its liabilities and obligations existing prior to the Effective Time and shall be deemed to have assumed the obligations of Parent existing prior to the Effective Time to the same extent as if Subsidiary had itself incurred such obligations; and further the aggregate amount of the net assets of the parties which was available for the payment of dividends immediately prior to the Merger shall continue to be available for the payment of dividends by the Surviving Corporation.
5. Further Assurance. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Parent such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Parent, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Parent or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.
6. Statutory Agent. From and after the Effective Time, until thereafter changed as permitted by law, the Secretary of State of the State of Delaware shall serve as the statutory agent of the Non-Surviving Corporation upon whom any process, notice or demand against either Parent or the Surviving Corporation may be served for any prior obligations for so long as any liability remains outstanding against Parent or the Surviving Corporation in the State of Delaware.

7. Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
i.	each share of Parent Common Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Common Stock;

ii.	all of the shares of Subsidiary Common Stock held by Parent shall be surrendered and canceled;

iii.
the Surviving Corporation shall assume and continue Parent’s 2005 Equity Incentive Plan, as amended, and all other employee benefit plans of Parent, and (A) each outstanding and unexercised option or other right to purchase or receive or security convertible into Parent Common Stock shall be assumed by the Surviving Corporation and shall become an option or right to purchase or receive or a security convertible into Subsidiary Common Stock on the basis of one share of Subsidiary Common Stock for each share of Parent Common Stock issuable pursuant to any such option, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Parent option, stock purchase right or convertible security and (B) each stock appreciation right shall be assumed by the Surviving Corporation and shall reference the same number of shares of Subsidiary Common Stock as such stock appreciation right referenced shares of Parent Common Stock prior to the Merger; and

iv.	the holders of shares of Parent Common Stock shall have no further claims of any kind or nature.
(b) From and after the Effective Time, (i) each certificate theretofore representing shares of issued and outstanding Parent Common Stock shall, upon surrender to Subsidiary, entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary Common Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraphs above.
(c) Each share, if any, of capital stock held in Parent’s treasury at the Effective Time shall automatically be canceled.
8. Abandonment. This Agreement may be terminated and the Merger abandoned by the mutual consent of the Boards of Directors of Parent and Subsidiary at any time (i) prior to the filing date(s) of the Merger Documents with the Secretaries of State of the States of Delaware and North Dakota, as applicable, whether or not at the time of such termination and abandonment this Agreement has been adopted by the stockholders of Parent, or (ii) following the filing of the Merger Documents with the Secretaries of State of the States of Delaware and North Dakota, as applicable, but prior to the Effective Time, whether or not at the time of such termination and abandonment this Agreement has been adopted by the stockholders of Parent.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement and Plan of Merger effective as of the date first above written.

AMERICAN RAILCAR INDUSTRIES, INC., a Delaware Corporation
By:	/s/ Dale C. Davies
Dale C. Davies
Senior Vice President, Chief Financial Officer and Treasurer

A T T E S T:

/s/ Michael Obertop Secretary

AMERICAN RAILCAR INDUSTRIES, INC., a North Dakota Corporation
By:	/s/ Dale C. Davies
Dale C. Davies
Treasurer

A T T E S T:

/s/ Michael Obertop Secretary